Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 14, 2018, in the Registration Statement (Form F-1 No. 333-223300) and related prospectus of Spotify Technology S.A. for the registration of certain of their ordinary shares.

/s/ Ernst & Young AB

Stockholm, Sweden

March 23, 2018